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                                                 For further information:

                                                 Timothy J. Klahs
                                                 Director, Investor Relations
                                                 SFX Broadcasting, Inc.
                                                 (212) 407-9126


FOR IMMEDIATE RELEASE



                             SFX SOLICITS CONSENTS

NEW YORK, January 7, 1998 - SFX Broadcasting, Inc. (NASDAQ: SFXBA) announced today the solicitation of consents from the holders of its $450,000,000 10 3/4% Senior Subordinated Notes due 2006 and $225,000,000 12 5/8% Series E Cumulative Exchangeable Preferred Stock due October 31, 2006. The record date has been set as 5:00 P.M. New York City time on January 6, 1998.

SFX Broadcasting, Inc. had previously announced that it had entered into a merger agreement with an affiliate of Hicks, Muse, Tate & Furst pursuant to which the radio business of the company would be merged into an affiliate of Hicks, Muse, Tate & Furst, with each SFX shareholder receiving cash consideration of $75.00 per share subject to adjustment in certain instances. Additionally, the merger agreement contemplates that SFX will spin-off all of its assets related to the live entertainment business into a new public company, SFX Entertainment, which will be owned by the present shareholders of SFX. The company has announced a series of acquisitions by SFX Entertainment of companies engaged in the live entertainment business. The purpose of the consent solicitations is to facilitate the spin-off of SFX Entertainment and the financing by SFX Entertainment of the pending acquisitions prior to the spin-off.

         Lehman Brothers Inc. is acting as Solicitation Agent: Contact David Parsons at (212) 528- 7581 or (800) 438-7666 Toll Free.

         D.F. King & Co. Inc. is acting as Information Agent: Contact John L. Bibas at (212) 493- 6925 or (800) 765-7666 Toll Free.